Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports Second Quarter 2018 Financial Results

San Diego, July 30, 2018 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the only touchscreen insulin pump available in the United States, today reported its financial results for the quarter ended June 30, 2018.

Second Quarter 2018 Results

In comparing the second quarter of 2018 to the same period of 2017:

•	Pump shipments increased 59 percent to 5,447 pumps from 3,427 pumps
•	Sales increased 60 percent to $34.1 million from $21.3 million
•	Operating margin improved to negative 41 percent from negative 89 percent

“We are increasing our sales guidance for the year following our continued record growth in the second quarter,” said Kim Blickenstaff, President and Chief Executive Officer.  “We look to further this momentum through our upcoming launch of the t:slim X2 Insulin Pump with Basal-IQ Technology and by progressing our product pipeline as we work to improve the lives of people with diabetes.”

Gross profit for the second quarter of 2018 increased 89 percent to $15.1 million, compared to $8.0 million for the same period of 2017. Gross margin was 44 percent for the quarter ended June 30, 2018 compared to 38 percent in the same period of 2017.

For the second quarter of 2018, operating expenses totaled $29.1 million, compared to $27.0 million for the same period of 2017. Operating loss for the second quarter of 2018 was $14.0 million, compared to $19.0 million for the same period of 2017.  Operating margin for the second quarter was negative 41 percent compared to negative 89 percent in the same period of last year. Both operating loss and operating margin included non-cash charges for stock-based compensation of $2.7 million and depreciation and amortization of $1.4 million for the second quarter of 2018, compared to stock-based compensation of $5.1 million and depreciation and amortization of $1.6 million, for the comparable period of 2017.

Net loss for the second quarter of 2018 was $59.4 million, which included a $42.5 million non-cash charge for the change in fair value of the Series A and Series B warrants issued in the Company’s October 2017 financing. This compares to a net loss of $21.8 million for the second quarter of 2017.

Cash Balance and Liquidity

As of June 30, 2018, the Company had $96.5 million in cash, cash equivalents, short-term investments and restricted cash.  This included $29.2 million in net proceeds from the exercise of Series A and Series B warrants, of which $22.7 million were exercised in the second quarter of 2018.

2018 Annual Guidance

For the year ending December 31, 2018, the Company is updating its financial guidance as follows:

•	Sales are estimated to be in the range of $140 million to $148 million, which represents an annual sales growth of 30 percent to 38 percent compared to 2017.
o	Annual sales for 2017 benefited from $5.0 million in previously deferred sales that were recognized during the period[1].
•	Operating margin is estimated to be in the range of negative 45 percent to negative 40 percent, which includes:
o	Approximately $20.0 million in non-cash, stock-based compensation expense
o	Approximately $7.0 million to $8.0 million of depreciation and amortization
1)

Beginning in the third quarter of 2016 through the third quarter of 2017, the Company offered a Technology Upgrade Program under a variable pricing structure, as a pathway for certain existing customers to obtain the t:slim X2TM Insulin Pump. This program resulted in a number of accounting complexities that makes comparisons of our current and historical financial results more difficult. In particular, during the term of the program, accounting guidelines required us to defer up to 100 percent of sales at the time of pump shipment and recognize them in a subsequent period, either when the upgrade was fulfilled or at the expiration of the program.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).  The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "7975966".

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2™ Insulin Pump with Basal-IQ™ technology. The t:slim X2 Pump is capable of remote feature updates using a personal computer, and is the only automated insulin delivery device approved for children as young as 6 years old. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark, and t:slim X2 and Basal-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results and the Company’s ability to achieve its near and longer-term goals.  The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by the Company’s ability to obtain regulatory approval for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the potential that newer products that compete with the Company’s products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; and the potential that the process of purchasing the Company’s products, including insurance verification approval for individual customers, may delay or prevent the sale of the products.  Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; uncertainty associated with the development and approval of new products generally; possible future actions of the FDA or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

TANDEM DIABETES CARE, INC.
GAAP CONDENSED BALANCE SHEETS
(in thousands)
	June 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$86,505	$14,179
Accounts receivable, net	13,914	20,793
Inventory, net	24,912	26,993
Other current assets	3,012	2,191
Total current assets	128,343	64,156

Restricted cash - long-term	10,000	10,000
Property and equipment, net	18,212	19,631
Other long term assets	1,439	1,559
Total assets	$157,994	$95,346
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$21,565	$22,470
Deferred revenue	2,964	2,526
Common stock warrants	12,291	5,432
Other current liabilities	5,687	5,657
Total current liabilities	42,507	36,085

Notes payable-long-term	77,100	76,541
Other long-term liabilities	12,382	11,868
Total liabilities	131,989	124,494

Total stockholders’ equity (deficit)	26,005	(29,148)
Total liabilities and stockholders’ equity (deficit)	$157,994	$95,346

TANDEM DIABETES CARE, INC.
GAAP CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales	$34,126	$21,327	$61,402	$40,303
Cost of sales	19,039	13,325	34,912	25,549
Gross profit	15,087	8,002	26,490	14,754

Operating expenses:
Selling, general and administrative	22,628	22,104	43,541	44,952
Research and development	6,456	4,866	12,431	9,996
Total operating expenses	29,084	26,970	55,972	54,948
Operating loss	(13,997)	(18,968)	(29,482)	(40,194)

Total other expense, net	(45,362)	(2,832)	(62,571)	(5,399)
Net loss	$(59,359)	$(21,800)	$(92,053)	$(45,593)

Net loss per share, basic and diluted	$(1.17)	$(4.36)	$(2.32)	$(11.12)

Weighted average shares used to compute basic and diluted net loss per share	50,948	5,004	39,594	4,101